EXECUTIVE CONSULTING AGREEMENT

THIS EXECUTIVE CONSULTING AGREEMENT (the “Agreement”), is made and entered into as of the 27th day of March 2018 (the “Execution Date”), by and between Green Spirit Industries Inc., a Nevada corporation (the “Company”), and Thomas Gingerich (“Consultant”). As used herein, the “Effective Date” of this Agreement shall mean January 1, 2018.

WHEREAS, the Consultant has served as the Company’s Chief Financial Officer and Secretary since May 2017;

WHEREAS, the Company and Consultant each desire to enter into this Agreement, pursuant to which the Company shall engage the Consultant to provide services and to act as the Chief Financial Officer and Secretary of the Company, and to reflect the terms of Consultant’s continued services and role with the Company on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Company and Consultant agree as follows:

1. Engagement. The Company hereby engages the Consultant to provide and to perform the duties and functions customarily performed by, and have all the responsibilities customary to the role of Chief Financial Officer and Secretary of the Company and any of its subsidiaries or affiliates from time to time (collectively, the “Services”), and such other duties reasonably related thereto as may be assigned by the Company from time to time, and the Consultant hereby accepts such engagement by the Company on the terms and subject to the conditions set forth in this Agreement.

2. Duties of Consultant.

(a) The Company hereby engages Consultant to perform the Services as set forth above during the Term (as defined below). Notwithstanding the foregoing, the Services shall not (unless the Consultant is appropriately licensed, registered or there is an exemption available from such licensing or registration) include, directly or indirectly any activities which require the Consultant to register as a broker-dealer under the Securities Exchange Act of 1934, as amended.

3. Term. Subject to the provisions for termination hereinafter provided, the term of this Agreement shall commence on the Effective Date and shall continue until terminated as provided herein (the “Term”).

4. Compensation. In consideration of the Services to be rendered by Consultant hereunder, during the Term the Company agrees to pay the Consultant as follows:

(a) Monthly Payment. In consideration for the Services provided to the Company by the Consultant, the Company shall pay the Consultant a monthly cash fee of $17,500 per month (the “Base Consulting Fee”), payable in accordance with the Company’s standard practices.

(b) Annual Increase. The Base Consulting Fee may be adjusted from time to time, by mutual written agreement of the parties to reflect, amongst other things cost of living increases and compensation paid to executive officers of companies similar to the Company.

(c) Bonus. As additional consideration for the Services provided by the Consultant during the Term, the Consultant shall be entitled to receive additional, variable performance incentive bonuses in the form of cash or equity, the amount of which, if any, shall be determined by the Board of Directors of the Company in its sole discretion.

5. Expenses. Consultant shall be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment, and other expenses, including, but not limited to, cellular telephone expenses, incurred by Consultant during the term of this Agreement, including any renewal or extension terms (in accordance with the policies and procedures established by the Company) in the performance of his duties and responsibilities under this Agreement; provided, that Consultant shall properly account for such expenses in accordance with Company policies and procedures.

6. Termination. Either party may, in its discretion and at its option terminate this Agreement at any time upon thirty (30) days’ written notice to the other party.

(a) Change of Control. In the event that this Agreement is terminated due to a Change of Control (defined below) occurring during the Term, then Consultant shall be entitled to receive, in lieu of any payment under Section 4 hereof, a lump sum payment in the amount determined as follows: the product of (a) the then-current Base Consulting Fee and (b) twenty-four (24) months, with such payment to be made within seven three (3) business days of the date of such Change of Control.

For the purposes of this Agreement, the term “Change of Control” means the occurrence of one or more of the following events:

(i)	the closing of a merger or consolidation of the Company with any corporation or other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by renaming outstanding securities or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(ii)	a change in ownership of the Company through a transaction or series of transactions, such that any person or entity is or becomes the beneficial owner, directly or indirectly, of stock or other securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding stock or other securities;

(iii)	the closing of any agreement for the sale or disposition of all or substantially all of the Company’s assets; or

(iv)	a transfer of all or substantially all of the Company’s assets pursuant to a partnership or joint venture agreement where the Company’s resulting interest is or becomes 50% or less.

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7. Confidential Information. Consultant recognizes and acknowledges that by reason of Consultant’s retention by and service to the Company before, during and, if applicable, after the Term, Consultant will have access to certain confidential and proprietary information relating to the Company’s business, which may include, but is not limited to, trade secrets, trade “know-how,” product development techniques and plans, formulas, customer lists and addresses, financing services, funding programs, cost and pricing information, marketing and sales techniques, strategy and programs, computer programs and software and financial information (collectively referred to as “Confidential Information”). Consultant acknowledges that such Confidential Information is a valuable and unique asset of the Company and Consultant covenants that he will not, unless expressly authorized in writing by the Company, at any time during the Term (or any renewal Term) use any Confidential Information or divulge or disclose any Confidential Information to any person or entity except in connection with the performance of Consultant’s duties for the Company and in a manner consistent with the Company’s policies regarding Confidential Information. Consultant also covenants that at any time after the termination of this Agreement, directly or indirectly, he will not use any Confidential Information or divulge or disclose any Confidential Information to any person or entity, unless such information is in the public domain through no fault of Consultant or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with jurisdiction to order Consultant to divulge, disclose or make accessible such information. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Consultant’s possession during the Term (or any renewal Term) shall remain the property of the Company. Except as required in the performance of Consultant’s duties for the Company, or unless expressly authorized in writing by the Company, Consultant shall not remove any Confidential Information from the Company’s premises, except in connection with the performance of Consultant’s duties for the Company and in a manner consistent with the Company’s policies regarding Confidential Information. Upon termination of this Agreement, the Consultant agrees to return immediately to the Company all written Confidential Information (including, without limitation, in any computer or other electronic format) in Consultant’s possession.

8. Indemnification. Notwithstanding this Agreement, the Consultant agrees to indemnify the Company, to the fullest extent permitted by law, against all losses, costs, demands, damages, expenses and claims howsoever incurred by the Company in relation to the taxation treatment of the payments made under this Agreement or as a result of the breach by the Consultant of any terms of this Agreement.

9. Conflict of Interest. The Consultant covenants to the Company that there is no conflict of interest in connection with the retention by the Company of the Consultant pursuant to this Agreement.

10. Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach.

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11. Binding Effect; Benefits. The Consultant may not assign his rights hereunder without the prior written consent of the Company, and any such attempted assignment without such consent shall be null and void and without effect. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, permitted assigns, heirs and legal representatives.

12. Notices. All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) one (1) business day after being mailed with a nationally recognized overnight courier service, or (c) three (3) business days after being mailed by registered or certified first class mail, postage prepaid, return receipt requested, to the parties hereto at:

If to the Company, to :	Green Spirit Industries Inc.
5141 Virginia Way, Suite 465
Brentwood, TN 37027

If to the Consultant, to:	Thomas Gingerich
1516 Kendal Drive
Mansfield, TX 76073

13. Entire Agreement; Amendments. This Agreement contains the entire agreement and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge is sought.

14. Severability. The invalidity of all or any part of any provision of this Agreement shall not render invalid the remainder of this Agreement or the remainder of such provision. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

15. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York irrespective of any conflict of laws principles. The parties hereby agree that any action or proceeding with respect to this Agreement (and any action or proceeding with respect to any amendments or replacements hereof or transactions relating hereto) may be brought only in a federal or state court located in New York, State of New York and having jurisdiction with respect to such action or proceeding. Each of the parties hereto irrevocably consents and submits to the jurisdiction of such courts.

16. Headings. The headings herein are inserted only as a matter of convenience and reference, and in no way define, limit or describe the scope of this Agreement or the intent of the provisions thereof.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signatures evidenced by facsimile transmission or electronic mail will be accepted as original signatures.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

GREEN SPIRIT INDUSTRIES INC.

By:

THOMAS GINGERICH

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